787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

Exhibit 5.1

July 23, 2025

Karman Holdings Inc.

5351 Argosy Avenue

Huntington Beach, CA 92649

Ladies and Gentlemen:

We have acted as counsel to Karman Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 on the date hereof pursuant to Rule 462(b) (as amended, the “Additional Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale of up to 21,000,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) (such shares of the Common Stock to be sold by the Selling Stockholders, the “Firm Shares”) and up 3,150,000 additional shares of Common Stock to be sold by a certain Selling Stockholder upon the exercise of the underwriters’ option (the “Additional Shares” and, together with the Firm Shares, the “Shares”). The offering of the Shares is referred to herein as the “Offering”.

The Additional Registration Statement incorporates by reference the Registration Statement on Form S-1, File No. 333-288809, as amended (the “Registration Statement”, together with the Additional Registration Statement, the “Registration Statements”), of the Company, filed with the Commission pursuant to the Securities Act.

In connection with this opinion, we have examined and relied upon the Registration Statements and originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Additional Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Additional Registration Statement, and further consent to the use of our name wherever appearing in said Additional Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

BRUSSELS CHICAGO DALLAS FRANKFURT HAMBURG HOUSTON  LONDON LOS ANGELES

MILAN MUNICH NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

Karman Holdings Inc.

July 23, 2025

Very truly yours,

/s/ Willkie Farr & Gallagher LLP